Exhibit 10.12

ARBE ROBOTICS LTD.

Compensation Policy for Executive Officers and Directors

(As adopted on ___, 2021)

A. OVERVIEW AND OBJECTIVES

1.	GENERAL

This document sets forth the compensation policy for Executive Officers and Directors (this “Compensation Policy” or “Policy”) of Arbe Robotics Ltd. (“Arbe” or the “Company”), in accordance with the requirements of the Companies Law, 5759-1999 (the “Companies Law”).

Compensation is a key component of Arbe’s overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance Arbe’s value and otherwise assist Arbe to reach its business and financial long-term goals. Accordingly, the structure of this Policy is established to tie the compensation of officers and directors to Arbe’s goals and performance.

For purposes of this Policy, “Executive Officers” shall mean “Office Holders” as such term is defined in Section 1 of the Companies Law, excluding, unless otherwise expressly indicated herein, members of the Board of Directors of Arbe (the “Board”).

This policy is subject to applicable law and is not intended and should not be interpreted as limiting or derogating from, provisions of applicable law to the extent not permitted by such law.

This Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is adopted and shall serve as Arbe’s Compensation Policy for five years years, commencing as of its adoption, unless amended earlier. The Compensation Committee of the Board (the “Compensation Committee”) shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.

This Policy is designed solely for the benefit of Arbe and none of the provisions thereof are intended to provide any rights or remedies to any person other than Arbe.

2.	OBJECTIVES

Arbe’s objectives and goals in setting this Policy are to attract, motivate and retain highly experienced leaders who will contribute to Arbe’s success and enhance shareholder value, while demonstrating professionalism in a highly achievement-oriented culture that is based on merit and rewards excellent performance in the long term, and embedding Arbe’s core values as part of a motivated behaviour. To that end, this Policy is designed, among others:

2.1.	To closely align the interests of the Executive Officers with those of Arbe’s shareholders in order to enhance shareholder value;

2.2.	To align a significant portion of the Executive Officers’ compensation with Arbe’s short and long-term goals and performance;

2.3.	To provide the Executive Officers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs and benefits, and to be able to present to each Executive Officer an opportunity to advance in a growing organization;

2.4.	To strengthen the retention and the motivation of Executive Officers in the long term;

2.5.	To provide appropriate awards in order to incentivize superior individual excellency and corporate performance; and

2.6.	To maintain consistency among Executive Officers in the way Executive Officers are compensated.

3.	COMPENSATION ISTRUMENTS

Compensation instruments under this Policy may include the following:

3.1.	Base Salary;

3.2.	Benefits;

3.3.	Cash Bonuses;

3.4.	Equity Based Compensation;

3.5.	Change of Control terms; and

3.6.	Retirement and Termination Terms.

4.	OVERALL COMPENSATION – RATIO BETWEEN FIXED AND VARIABLE COMPENSION

4.1.	This Policy aims to balance the mix of “Fixed Compensation” (comprised of base salary and benefits) and “Variable Compensation” (comprised of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Executive Officers to meet Arbe’s short and long-term goals while taking into consideration the Company’s need to manage a variety of business risks.

4.2.	The value of the total annual bonus and equity-based compensation of each Executive Officer shall not exceed 85% of the value of the total compensation package of such Executive Officer on an annual basis, as determined based on the accounting principles used by the Arbe for its financial statements or such other method as determined by the Compensation Committee or the Board.

5.	INTER-COMPANY COMPENSATION RATIO

5.1.	In the process of drafting and updating this Policy, Arbe’s Board and Compensation Committee have examined the ratio between employer cost associated with the engagement of the Executive Officers and directors, and the average and median employer cost associated with the engagement of Arbe’s other employees (including contractor employees as defined in the Companies Law) (the “Ratio”).

5.2.	The possible ramifications of the Ratio on the daily working environment in Arbe were examined and will continue to be examined by Arbe from time to time in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in Arbe.

B. BASE SALARY AND BENEFITS

6.	BASE SALARY

6.1.	A base salary provides stable compensation to Executive Officers and allows Arbe to attract and retain competent executive talent and maintain a stable management team. The base salary varies among Executive Officers, and is individually determined according to the educational background, prior vocational experience, qualifications, role at the company, business responsibilities and the past performance of each Executive Officer.

6.2.	Since a competitive base salary is essential to Arbe’s ability to attract and retain highly skilled professionals, Arbe shall seek to establish a base salary that is competitive with the base salaries paid to Executive Officers in similar companies operating in the same technology sectors, with similar characteristics to Arbe, while considering, among others, such companies’ size and characteristics including (but not limited to) their revenues, profitability rate, number of employees, and operating arena (in Israel or globally), the list of which shall be reviewed and approved by the Compensation Committee at least every two (2) years. To that end, Arbe shall utilize as a reference, comparative market data and practices, which will include a compensation survey that compares and analyses the level of the overall compensation packages offered to an Executive Officers of the Company with compensation packages in similar positions to that of the relevant officer in such companies. Such compensation survey may be conducted internally or through an external independent consultant. Information on such compensation survey may be included in the proxy statement published in connection with the annual general meeting of Arbe’s shareholders.

6.3.	The Compensation Committee and the Board may periodically consider and approve base salary adjustments for Executive Officers. The main considerations for base salary adjustments are similar to those used in initially determining the base salary, but may also include change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements, budgetary constraints or market trends. The Compensation Committee and the Board will also consider the previous and existing compensation arrangements of the Executive Officer whose base salary is being considered for adjustment.

7.	BENEFITS

7.1.	The following benefits may be granted to the Executive Officers in order, among other things, to comply with legal requirements:

7.1.1.	Vacation days in accordance with market practice;

7.1.2.	Sick days in accordance with market practice;

7.1.3.	Convalescence pay according to applicable law;

7.1.4.	Monthly remuneration for a study fund, as allowed by applicable law and in accordance with Arbe’s practice and in reference to the practice in similar companies;

7.1.5.	Arbe shall contribute on behalf of the Executive Officer to an insurance policy, a pension fund or retirement fund, as allowed or required by applicable law and with reference to Arbe’s policies and procedures and the practice in similar companies; and

7.1.6.	Arbe shall contribute on behalf of the Executive Officer towards work disability insurance, as allowed or required by applicable law and with reference to Arbe’s policies and procedures and to the practice in similar companies.

7.2.	Non-Israeli Executive Officers may receive other similar, comparable, or customary benefits as applicable in the relevant jurisdiction in which they are employed. Such customary benefits shall be determined based on the methods described in Section 6.2 of this Policy (with the necessary changes and adjustments).

7.3.	In the event of relocation or repatriation of an Executive Officer to another geography, such Executive Officer may receive other similar, comparable, or customary benefits as applicable in the relevant jurisdiction in which he or she is employed or additional payments to reflect adjustments in cost of living. Such benefits shall include reimbursement for out of pocket one-time payments and other ongoing expenses, such as housing allowance, car allowance, and home leave visit, etc.

7.4.	Arbe may offer additional benefits to its Executive Officers to the extent such benefits are reasonable and necessary or comparable to customary market practices, such as, but not limited to: cellular and land line phone benefits, company car and travel benefits, reimbursement of business travel including a daily stipend when traveling and other business related expenses, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc., provided, however, that such additional benefits shall be determined in accordance with Arbe’s policies and procedures.

C. CASH BONUSES

8.	ANNUAL CASH BONUSES

8.1.	Compensation in the form of an annual or other periodic cash bonus is an important element in aligning the Executive Officers’ compensation with Arbe’s objectives and business goals. Therefore, Arbe’s compensation philosophy reflects a pay-for-performance element, in which bonus pay-out eligibility and levels are determined based on actual financial and or operational results, as well as individual performance.

8.2.	A cash bonus may be awarded to an Executive Officer upon the attainment of pre-set periodic objectives and individual targets determined by the Compensation Committee (and, if required by law, by the Board) (i) at the beginning of each calendar or fiscal year or bonus period, (ii) upon engagement, in case of a newly-hired Executive Officers, or (iii) upon the establishment of a new bonus program, taking into account Arbe’s short and long-term goals, as well as its compliance and risk management policies.

8.3.	The Compensation Committee and the Board shall also determine applicable minimum thresholds that must be met for entitlement to a cash bonus (all or any portion thereof) and the formula for calculating any such cash bonus entitlement, with respect to each calendar year, for each Executive Officer.

8.4.	In special circumstances, as determined by the Compensation Committee and the Board (e.g., regulatory changes, significant changes in Arbe’s business environment, a significant organizational change, a significant merger and acquisition events, or other similar events etc.), the Compensation Committee and the Board may modify the objectives and/or their relative weights and the amount of bonus pay-outs (including decreasing such amounts to zero) during the applicable bonus period.

8.5.	In the event the employment of an Executive Officer is terminated prior to the end of a bonus period, the Company may (but shall not be obligated to) pay such Executive Officer the full cash bonus for the applicable period (based on achievement of the bonus targets during such period) or a prorated one, or no bonus at all. Such bonus, if paid, will become due on the same scheduled date for cash bonus payments by the Company.

8.6.	The actual cash bonus to be awarded to Executive Officers shall be approved by the Compensation Committee and the Board.

8.7.	The annual cash bonus of Arbe’s Executive Officers will be based on performance objectives, and a discretionary evaluation of the Executive Officer’s overall performance, and subject to minimum thresholds.

8.8.	The performance objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall company performance measures, which may be based on actual financial and operational results, such as (but not limited to) revenues, operating income and cash flow and may further include, divisional or personal objectives which may include operational objectives, such as (but not limited to) market share, initiation of new markets and operational efficiency, customer focused objectives, project milestones objectives and investment in human capital objectives, such as employee satisfaction, employee retention and employee training and leadership programs.

8.9.	The performance objectives will be determined and approved by the Compensation Committee and the Board, following the recommendation of the chairperson of the Board with respect to the chief executive officer (the “CEO”), and the recommendation of the CEO with respect to all other Executive Officers, at the commencement of each calendar year (or upon engagement, in case of newly hired Executive Officers or in special circumstances as determined by the Compensation Committee and the Board) on the basis of, but not limited to, Company division and individual objectives.

8.10.	These performance measurable objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be categorized as described below:

8.10.1.	Between 70% - 100% will be based on goals set forth in the Company’s annual operating plan and long-term plan, such as achieving business, financial and/or technological objectives and design wins and achieving strategic technology objectives.

8.10.2.	The less significant part of the annual cash bonus may be based on a discretionary evaluation, which shall not exceed more than 30% of the total amount of the annual cash bonus. Such evaluation shall be based on the evaluation of the relevant Executive Officer’s individual performance, subject only to the approval of the Compensation Committee and of the Board, following the recommendation of the chairperson of the Board with respect to the CEO and following the recommendation of the CEO with respect to all other Executive Officers, based on quantitative and qualitative criteria.

8.11.	The maximum annual cash bonus that an Executive Officer, including the CEO, will be entitled to receive for any given calendar year, will not exceed 100% of such Executive Officer’s annual base salary, and for overachievement performance, will not exceed 67% of such Executive Officer’s annual base salary.

8.12.	It is hereby clarified that the Company may determine that, with respect to any specific year, all or any particular officers shall not be entitled to an annual cash bonus.

9.	OTHER BONUSES

9.1.	Special Bonus. Arbe may grant its Executive Officers with a special or ad hoc cash bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, achieving target budget or business plan under exceptional circumstances or special recognition in case of retirement) or as a retention award at the CEO’s discretion (and in the CEO’s case, at the Board’s discretion, following the recommendation of the chairperson of the Board), subject to any additional approval as may be required by the Companies Law (the “Special Bonus”). The Special Bonus will not exceed 50 % of the Executive Officer’s total compensation package on an annual basis.

9.2.	Signing Bonus. Arbe may grant a newly hired Executive Officer with a signing bonus at the CEO’s discretion (and in the CEO’s case, at the Board’s discretion, following the recommendation of the chairperson of the Board), subject to any additional approval as may be required by the Companies Law (the “Signing Bonus”). The Signing Bonus will not exceed 100 % of the Executive Officer’s annual base salary.

9.3.	Relocation/Repatriation Bonus. Arbe may grant its Executive Officers with a special bonus in the event of relocation or repatriation of an Executive Officer to another geography (the “Relocation Bonus”). The Relocation Bonus will include customary benefits associated with such relocation and its monetary value will not exceed 100% of such Executive Officer’s annual base salary.

10.	COMPENSATION RECOVERY (“CLAWBACK”)

10.1.	In the event of an accounting restatement, Arbe shall be entitled to recover from its Executive Officers the bonus compensation or performance-based equity compensation in the amount in which such compensation exceeded what would have been paid under the financial statements, as restated, provided that a claim is made by Arbe prior to the third anniversary of end of the fiscal year restated in the financial statements.

10.2.	Notwithstanding the aforesaid, the Clawback will not be triggered in the following events:

10.2.1.	The financial restatement is required due to changes in the applicable financial reporting standards; or

10.2.2.	The Compensation Committee has determined that Clawback proceedings in the specific case would be impossible, impractical, or not commercially or legally efficient.

10.3.	Nothing in this Section 10 derogates from any other “Clawback” or similar provisions regarding disgorging of profits imposed on Executive Officers by virtue of applicable laws.

D. EQUITY BASED COMPENSATION

11.	GUIDELINES FOR THE GRANT OF AWARDS

11.1.	The equity-based compensation for Arbe’s Executive Officers is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the Executive Officers’ interests with the long-term interests of Arbe and its shareholders, and to strengthen the retention and the motivation of the Executive Officers in the long term. In addition, since equity-based awards are structured to vest over several years, their incentive value to recipients is aligned with longer-term strategic plans.

11.2.	The equity-based compensation offered by Arbe is intended to be in the form of share options and/or other equity-based awards, such as restricted stock unit awards, in accordance with the Company’s equity incentive plans in place as may be updated from time to time.

11.3.	Equity-based compensation awarded by the Company to employees, Executive Officers or directors shall not be, in the aggregate, in excess of 20% of the Company’s share capital on a fully diluted basis at the date of the grant.

11.4.	Equity-based compensation granted by Arbe shall not exceed (i) with respect to an Executive Officer other than the CEO, 250% of his annual base salary, and (ii) with respect to the CEO, 400% of his annual base salary.

11.5.	Generally, equity-based incentives granted to Executive Officers shall be subject to vesting periods in order to promote long-term retention of the awarded Executive Officers.

11.6.	Unless otherwise determined in a specific award agreement approved by the Compensation Committee and the Board, grants to Executive Officers other than non-employee directors shall vest gradually for a period of at least two years. The exercise price of such options shall be determined in accordance with Arbe’s policies, the main terms of which shall be disclosed in the annual report of Arbe.

11.7.	The Company may further determine other or additional specific terms and conditions or criteria, whether for the vesting of all or any part of such awards or for entitlement thereof, and whether generally or with respect to specific grants, specific officers or otherwise, including that the vesting of the equity-based awards will be subject to the attainment of measurable performance goals set by the Company.

11.8.	The Company may approve the accelerated vesting of equity-based awards upon termination of service or employment and/or upon a change of control, and may provide for continued vesting of, or an extended exercise period for, equity-based awards beyond those generally applicable pursuant to the relevant plan in such circumstances, provided such extended exercise period does not extend beyond the original exercise period set forth in the terms of the grant.

11.9.	All other terms of the equity-based compensation awards shall be in accordance with Arbe’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, extend the period of time for which an award shall remain exercisable and make provisions with respect to the acceleration of the vesting period of any Executive Officer’s awards, including, without limitation, in connection with a corporate transaction involving a change of control, subject to any additional approval as may be required by the Companies Law.

11.10.	The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role, and the personal responsibilities of the Executive Officer, and such other criteria as determined by the Compensation Committee and the Board.

11.11.	In determining the equity-based compensation granted to each Executive Officer, the Compensation Committee and Board shall consider the factors specified in Section 13.1 above, and in any event the total fair market value of any annual equity-based compensation at the time of grant shall not exceed: (i) with respect to the CEO - the higher of (w) 400% of his or her annual base salary or (x) 0.5% of the Company’s fair market value; and (ii) with respect to each of the other Executive Officers - the higher of (y) 250% of his or her annual base salary or (z) 0.35% of the Company’s fair market value.

11.12.	The fair market value of the equity-based compensation for the Executive Officers will be determined according to acceptable valuation practices at the time of grant.

E. RETIREMENT AND TERMINATION ARRANGEMENTS

12.	GENERAL GUIDELINES FOR TERMINATION PAYMENTS

12.1	Termination payments will generally be set forth in Executive Officer’s employment or service agreements and are intended to comply with applicable laws, and to provide officers with compensation in the event of termination in circumstances determined by the Company, including voluntary termination.

12.2	When considering termination payments, the Company will generally consider, among other matters, the Executive Officer’s term of service or employment, his or her remuneration during such term, Company performance during such term and the contribution of such officer to the achievement of the Company’s goals and maximization of its profits, as well as the circumstances of termination.

12.3	The total non-statutory payments under Section E herein shall not exceed twenty-four (24) monthly base salaries of the Executive Officers.

13.	COMPONENTS OF TERMINATION PAYMENTS

13.1.	Advance Notice Period. Arbe may (but is not obligated to, unless otherwise required by applicable law) provide an Executive Officer according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements, and the circumstances of retirement a prior notice of termination of up to (i) 6 months in the case of an Executive Officer other than the CEO; and (ii) 12 months in the case of the CEO, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her options.

13.2.	Adjustment Period. Arbe may provide an additional adjustment period of up to 6 months to an Executive Officer, other than the CEO, according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements, and the circumstances of retirement.

13.3.	Non-Compete Grant. Upon termination of employment and subject to applicable law, Arbe may grant to its Executive Officers a non-compete grant as an incentive to refrain from competing with Arbe for a defined period of time. The terms and conditions of the non-compete grant shall be determined by the Compensation Committee and the Board and shall not exceed such Executive Officer’s six (6) monthly base salaries.

13.4.	Additional Retirement and Termination Benefits. Arbe may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices.

F. EXCULPATION, INDEMNIFICATION, AND INSURANCE

14.	EXCULPATION

14.1.	Arbe may exempt its directors and Executive Officers in advance for all or any of his/her liability for damage in consequence of a breach of the duty of care vis-a-vis Arbe, to the fullest extent permitted by applicable law.

15.	INSURANCE AND INDEMNIFICATION

15.1.	Arbe may indemnify its directors and Executive Officers to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on the director or the Executive Officer, as provided in the indemnity agreement between such individuals and Arbe, all subject to applicable law and the Company’s Articles of Association, as in effect from time to time.

15.2.	Arbe will provide directors’ and officers’ liability insurance (the “Insurance Policy”) for its directors and Executive Officers as follows:

15.2.1.	The annual premium to be paid by Arbe shall not exceed 25% of the aggregate coverage of the Insurance Policy;

The limit of liability of the insurer shall not exceed the greater of US$25,000,000 or 25% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and

15.2.2.	The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering Arbe’s exposures, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions, and it shall not materially affect the Company’s profitability, assets or liabilities.

15.3.	Upon circumstances to be approved by the Compensation Committee (and, if required by law, by the Board), Arbe shall be entitled to enter into a “run off” Insurance Policy of up to seven years, with the same insurer or any other insurance, as follows:

15.3.1.	The limit of liability of the insurer shall not exceed the greater of US$25,000,000 or 25% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee;

15.3.2.	The annual premium shall not exceed 400% of the last paid annual premium; and

15.3.3.	The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of cover and the market conditions, and that the Insurance Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.

15.4.	Arbe may extend the Insurance Policy in place to include cover for liability pursuant to a future public offering of securities as follows:

15.4.1.	The additional premium for such extension of liability coverage shall not exceed 150% of the last paid annual premium; and

15.4.2.	The Insurance Policy, as well as the additional premium shall be approved by the Compensation Committee (and if required by law, by the Board) which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of cover and the market conditions and that the Insurance Policy reflects the current market conditions, and it does not materially affect the Company’s profitability, assets, or liabilities.

G. ARRANGEMENTS UPON CHANGE OF CONTROL

16.	The following benefits may be granted to the Executive Officers in addition to the benefits applicable in the case of any retirement or termination of service upon a “Change of Control” (as such term will be defined from time to time in the share incentive plans of the Company):

16.1.	Vesting acceleration of outstanding options or other equity-based awards;

16.2.	Extension of the exercising period of options for Arbe’s Executive Officers for a period of up to five years; and

16.3.	Up to an additional 6 months of continued base salary and benefits following the date of employment termination (the “Additional Adjustment Period”). For avoidance of doubt, such additional Adjustment Period shall be in addition to the advance notice and adjustment periods pursuant to Sections 14 and 15 of this Policy, but subject to the limitation set forth in Section 18 of this Policy;

16.4.	A cash bonus, which shall not exceed 67% of the Executive Officer’s annual base salary in the case of an Executive Officer other than the CEO, and 100% in case of the CEO.

H. BOARD OF DIRECTORS COMPENSATION

17.	The following benefits may be granted to Arbe’s Board members:

17.1.	All Arbe’s Board members, excluding the chairman of the Board, may be entitled to an annual cash fee retainer of up to US$100,000, Arbe committee membership annual cash fee retainer of up to US$60,000 and committee chairperson annual cash fee retainer of up to US$70,000. The chairperson of Arbe’s Board may be entitled to an annual cash fee retainer of up to US$100,000.

17.2.	The compensation of the Company’s external directors, if elected, shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time.

17.3.	Notwithstanding the provisions of Section 17.1 above, in special circumstances, such as in the case of a professional director, an expert director, or a director who makes a unique contribution to the Company, such director’s compensation may be different than the compensation of all other directors and may be greater than the maximal amount allowed under Section 17.1.

17.4.	Each member of Arbe’s Board (excluding the chairman of the Board) may be granted an equity-based award in a value of up to US$200,000 per annum. The equity-based awards shall vest annually over a period of up to 3 years, but not less than one year.

17.5.	The chairperson of Arbe’s Board may be granted an equity-based award in a value of up to US$250,000 per annum. The equity-based awards shall vest annually over a period of up to 3 years, but not less than one year.

17.6.	Members of Arbe’s Board may be entitled to reimbursement of expenses when traveling abroad on behalf of Arbe, in accordance with the Company’s policies, in an amount which shall not exceed US$40,000 per each individual trip.

17.7.	It is hereby clarified that the compensation (and limitations) stated under Section H will apply to directors who serve as Executive Officers.

I. MISCELLANEOUS

18.	Nothing in this Policy shall be deemed to grant any of Arbe’s Executive Officers, directors or employees or any third party any right or privilege in connection with their employment by or engagement with the Company. Such rights and privileges shall be governed by the respective personal employment agreements and/or engagement letters and/or grant letters. The Board may determine that none or only part of the payments, benefits, and perquisites detailed in this Policy shall be granted and is authorized to cancel or suspend a compensation package or part of it.

19.	An Immaterial Change in the Terms of Employment of an Executive Officer other than the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this Policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment of an Executive Officer with an annual total cost to the Company not exceeding an amount equal to 2 monthly base salaries of such employee.

20.	In the event that new regulations or a law amendment in connection with Executive Officers or directors compensation will be enacted following the adoption of this Policy, Arbe may follow such new regulations or law amendment, even if such new regulations are in contradiction to the compensation terms set forth herein.

21.	The Policy shall be governed by the laws of the State of Israel, excluding its conflict of law rules, except with respect to matters that are subject to tax or labor laws in any specific jurisdiction, which shall be governed by the respective laws of such jurisdiction. Certain definitions, which refer to laws other than the laws of such jurisdiction, shall be construed in accordance with such other laws.

22.	The term of this Policy shall not be limited in time, except that it will terminate at the earlier of (i) such time that the Policy is no longer in effect under the Companies Law, or (ii) such time that the Policy is terminated by the Board, to the extent that the Board has the power under the Companies Law to terminate the Policy, or (iii) such time determination of Terms of Employment of Office Holders is not required to be made pursuant to a Compensation Policy under the Companies Law, including, without limitation of the foregoing, in the event that the Company ceases to be a Public Company (as defined in the Companies Law), in which case this Policy shall have no effect with respect to Terms of Employment of Office Holders at such time.

23.	The Policy shall take effect upon its approval in accordance with the Companies Law.

24.	It is hereby clarified that any amount specified in US dollars may be awarded in an equivalent amount in any other currency, and the Company may adopt a mechanism for payment updates and currency conversion calculations (which will take into account fluctuations in exchange rates), as shall be approved by the Compensation Committee.

25.	Applicable value added tax will be added to the any compensation permitted hereunder, in accordance with applicable law.

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